As filed with the United States Securities and Exchange Commission on September 15, 2005
Registration No. 333-________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BIOGEN IDEC INC.
(Exact name of registrant as specified in its charter)

Delaware	33-0112644
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
14 Cambridge Center
Cambridge, Massachusetts 02142
(Address of Principal Executive Offices) (Zip Code)

Biogen Idec Inc. 2005 Omnibus Equity Plan
Biogen Idec Inc. 1995 Employee Stock Purchase Plan
(Full title of the plan)

Peter N. Kellogg
Executive Vice President, Finance and Chief Financial Officer
Biogen Idec Inc.
14 Cambridge Center
Cambridge, Massachusetts 02142
(617) 679-2000
(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

	Amount to Be	Proposed Maximum	Proposed Maximum	Amount of
	Registered	Offering Price per	Aggregate Offering	Registration Fee
Title of Securities To Be Registered	(1)(2)(3)	Share (4)	Price (4)	(5)
Common stock, $0.0005 par value per share (including the associated rights to purchase Series X junior participating preferred stock)(2)	20,857,448 shares	$41.04	$855,989,666	$93,915

(1)	Includes 18,857,448 shares issuable under the Biogen Idec Inc. 2005 Omnibus Equity Plan (the “2005 Plan”) and 2,000,000 shares issuable under the Biogen Idec Inc. 1995 Employee Stock Purchase Plan, as amended and restated (the “ESPP”). The aggregate number of shares to be registered is subject to adjustment by reason of stock splits, stock dividends and other events pursuant to the terms of the 2005 Plan or the ESPP, as applicable. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares of common stock shown in the table above, an indeterminate number of shares of the Registrant’s common stock which may be subject to grant or otherwise issuable by operation of the provisions of the 2005 Plan or the ESPP governing such adjustments.
(2)	This Registration Statement also covers the rights to purchase shares of the Registrant’s Series X junior participating preferred stock issuable in accordance with the Amended and Restated Rights Agreement, dated as of July 26, 2001, between the Registrant and Mellon Investor Services LLC, as amended. These rights initially are attached to and trade with the Registrant’s common stock. The value attributed to such rights, if any, is reflected in the market price of the Registrant’s common stock.
(3)	The Registrant is carrying forward to this Registration Statement 3,857,448 shares of the Registrant’s common stock (including the associated rights to purchase Series X junior participating preferred stock) previously registered under its Registration Statement on Form S-8 (SEC File No. 333-110432).
(4)	Estimated pursuant to Rule 457(h) of the Securities Act, solely for the purpose of calculating the registration fee, on the basis of the average of the high and low selling prices of the Registrant’s common stock as reported on the Nasdaq National Market on September 14, 2005. The filing fee payable is $100,750. Of this amount, the Registrant offsets $6,836 in fees previously paid with respect to the shares of common stock carried forward to this Registration Statement from Registration Statement on Form S-8 (SEC File No. 333-110432). The remaining amount of fees payable of $93,915 has been transmitted as of the date hereof.
(5)	The registration fee has been calculated pursuant to Section 6(b) of the Securities Act by multiplying .0001177 by the proposed maximum aggregate offering price (as computed in accordance with Rule 457 under the Securities Act solely for the purpose of determining the registration fee of the securities registered hereby).

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
     The documents containing the information specified in Part I have been sent or given to employees as specified by Rule 428(b)(1). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3: Incorporation of Documents by Reference
     The Registrant hereby incorporates by reference into this Registration Statement the following documents, which have been previously filed by the Registrant with the Commission:
(1)	Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Commission on March 31, 2005;

(2)	Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 filed with the Commission on April 29, 2005;

(3)	Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 filed with the Commission on July 27, 2005;

(4)	Registrant’s Current Reports on Form 8-K filed with the Commission on January 6, 2005, February 22, 2005, February 24, 2005, March 3, 2005, March 7, 2005, March 23, 2005, April 1, 2005 (as to Items 8.01 and 9.01 only), May 3, 2005, May 11, 2005, June 6, 2005, June 16, 2005, August 11, 2005 and September 13, 2005;

(5)	Registrant’s Definitive Proxy Statement on Form DEF14A filed on April 15, 2005;

(6)	The description of the Registrant’s common stock contained in the Registration Statement on Form 8-B filed with the Commission on June 2, 1997, including any amendment or report updating such description of the common stock; and

(7)	The description of the Registrant’s preferred stock purchase rights contained in its Registration Statement on Form 8-A filed with the Commission on August 1, 1997, as amended by Form 8-A/A filed with the Commission on July 27, 2001 and Form 8–A/A filed with the Commission on June 25, 2003, including any amendment or report updating such description of the such preferred stock purchase rights.
     Until such time that a post-effective amendment to this Registration Statement has been filed which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold at the time of such amendment, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the

“Exchange Act”), shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is also deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4: Description of Securities
     The class of securities being offered by this Registration Statement is registered under Section 12 of the Securities Exchange Act of 1934. The Registrant provides the below description to update the description of its common stock contained in its Registration Statement on Form 8-B filed with the Commission on June 2, 1997.
     Under the Registrant’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the Registrant’s authorized capital stock consists of 1,000,000,000 shares of common stock, $0.0005 par value per share, and 8,000,000 shares of preferred stock, $0.001 par value per share. As of June 30, 2005, 1,750,000 shares of preferred stock were designated as Series A preferred stock and 1,000,000 shares of preferred stock were reserved for issuance as Series X junior participating preferred stock in connection with the Registrant’s preferred stock purchase rights described in the Registrant’s Registration Statement on Form 8-A filed with the Commission on August 1, 1997, as amended by Form 8-A/A filed with the Commission on July 27, 2001 and Form 8–A/A filed with the Commission on June 25, 2003, including any amendment or report updating such description of the such preferred stock purchase rights. As of June 30, 2005, there were outstanding 337,836,891 shares of common stock and 8,221 shares of Series A-2 preferred stock.
     Registrant Common Stock
     Voting Rights. Each holder of common stock is entitled to one vote for each share of common stock held of record on the applicable record date on all matters submitted to a vote of stockholders.
     Dividend Rights; Rights Upon Liquidation. The holders of common stock are entitled to receive, from funds legally available for the payment thereof, dividends when and as declared by resolution of the Registrant’s board of directors, subject to any preferential dividend rights granted to the holders of any outstanding preferred stock. In the event of a liquidation, dissolution or winding up of the Registrant, each share of common stock is entitled to share pro rata in any distribution of the Registrant’s assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock.
     Preemptive Rights. Holders of common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.
     Transfer Agent and Registrar. The transfer agent and registrar for common stock is Equiserve Trust Company, N.A.
     Description of Preferred Stock

     Pursuant to the Certificate of Incorporation, the Registrant’s board of directors is authorized to issue up to an aggregate of 8,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions, including the dividend rights, conversion rights, voting rights, rights and terms of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or the designations of such series, without any further vote or action by the stockholders. The issuance of preferred stock in certain circumstances may have the effect of delaying, deferring or preventing a change of control of the Registrant without further actions of the stockholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others.
     Preferred Stock Outstanding. As of June 30, 2005, there were 8,221 shares of Series A-2 preferred stock outstanding, all of which are owned by Genentech, Inc., and no other shares of preferred stock outstanding. The outstanding shares of Series A-2 preferred stock are duly authorized, validly issued, fully paid and non-assessable.
     Voting Rights. None of the Series A-2 preferred stock outstanding has voting rights, except as may be required by the Delaware General Corporation Law (the “DGCL”).
     Conversion. Each share of Series A-2 preferred stock is convertible at any time into 60 shares of the Registrant’s common stock. The outstanding shares of Series A-2 preferred stock automatically convert into common stock in the event that a person or entity other than Genentech or its affiliate acquires such shares. The conversion rate of the Series A-2 preferred stock is subject to adjustment for certain stock splits, stock dividends, combinations and other events.
     Dividend Rights; Rights Upon Liquidation. Under the terms of the outstanding Series A-2 preferred stock as set forth in the Certificate of Incorporation, no dividend shall be paid to holders of common stock (other than dividends of common stock) unless a dividend of equal or greater amount (calculated on an on an as-converted basis) is paid to holders of Series A-2 preferred stock. In the event of a liquidation, dissolution or winding up of the Registrant, holders of the outstanding Series A-2 preferred stock will have a right to receive a return of their original purchase price plus declared but unpaid dividends for their shares of preferred stock, prior to and in preference of any distribution of assets of the Registrant to any holder of common stock. Under the terms of the outstanding Series A-2 preferred stock as set forth in the Certificate of Incorporation, a liquidation is deemed to include any situation in which (i) a single stockholder or group of affiliated stockholders, other than Genentech or its controlled affiliate, who would be required to file a Schedule 13D under the Exchange Act, acquires or obtains the right to acquire voting stock of the Registrant so that its total holdings of such stock equal or exceed 50% of the then outstanding voting stock of the Registrant or (ii) any third party, other than Genentech or its controlled affiliate, acquires or obtains the right to acquire all or substantially all of the Registrant’s assets.
     Other Rights. There are no redemption or sinking fund provisions applicable to the Registrant’s outstanding Series A-2 preferred stock.
     Amended and Restated Rights Agreement and Series X Junior Participating Preferred Stock
     A description of the rights issued under the Registrant’s amended and restated rights agreement and of the registrant’s Series X junior participating preferred stock reserved for issuance in connection with such amended and restated rights agreement is set forth in the Registrant’s Registration Statement on Form 8-A/A filed with the Commission on July 27, 2001, as amended by a Form 8–A/A filed with the

Commission on June 25, 2003, and any amendment or report updating such description of the such preferred stock purchase rights, which documents are incorporated by reference into this document.
     The Registrant’s amended and restated rights agreement may have anti-take-over effects. The rights may cause substantial dilution to a person or group that attempts to acquire the Registrant. Accordingly, the existence of the rights may deter acquirors from making takeover proposals or tender offers.
Item 5: Interests of Named Experts and Counsel
     The validity of the shares of common stock being registered by this Registration Statement has been passed upon by Skadden, Arps, Slate, Meagher & Flom LLP.
Item 6: Indemnification of Directors and Officers
     The Certificate of Incorporation provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the Registrant or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or (iv) any transaction from which the director derived an improper personal benefit. This provision has no effect on any non-monetary remedies that may be available to the Registrant or its stockholders, nor does it relieve the Registrant or its officers or directors from compliance with federal or state securities laws.
     The Certificate of Incorporation provides that to the fullest extent permitted by applicable law, the Registrant is authorized to provide indemnification of, and advancement of expenses to, such agents and any other persons to which Delaware law permits the Registrant to provide indemnification though bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law, with respect to actions for breach of duty to the Registrant, its stockholders, and others.
     The Registrant’s Bylaws provide that the Registrant shall indemnify its directors to the fullest extent authorized under Delaware law, and that the Board of Directors of the Registrant shall have the power, on behalf of the Registrant, to indemnify any other person made party to any action, suit, or proceeding by reason of the fact that he, his testator or intestate, is or was an officer or employee of the Registrant. The Registrant’s Bylaws also provide that, except in specified circumstances, expenses incurred by a director of the registrant in defending a civil or criminal action, suit or proceeding by reason of the fact that he or she is or was a director of the Registrant (or was serving at the Registrant’s request as a director or officer of another corporation) shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding.
     Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. Section 145 of the DGCL also provides that a corporation shall indemnify a director or officer of the corporation to the extent he or she has been successful on the merits or otherwise in defense of any such action, suit or proceeding, for expenses reasonably incurred in connection with such action, suit or proceeding.
     The Registrant has secured insurance on behalf of directors, officers and employees of the Registrant and its subsidiaries for liability arising out of certain claims which may be made against them, whether or not the Registrant would have the power to indemnify them against such liability under the DGCL.
     In addition to indemnification provided for in its Bylaws, the Registrant has entered into agreements with certain of its directors and officers to indemnify them for, among other things, certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by them in any action or proceeding, including any action by or in the right of the Registrant, to which they are a party by reason of the fact that they were or are a director, officer, employee or agent of the Registrant or of any other company or enterprise to which the person provides such services at the Registrant’s request.
Item 7: Exemption from Registration Claimed

Not applicable.
Item 8: Exhibits

Exhibit Number		Description
4.1	(1)	Amended and Restated Certificate of Incorporation, dated December 1, 1999

4.2	(1)	Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated May 21, 2001

4.3	(1)	Certificate increasing the number of authorized shares of Series X junior participating preferred stock, dated July 26, 2001

4.4	(1)	Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated November 12, 2003

4.5	(1)	Bylaws

4.6	(1)	Amendment to Bylaws, dated December 21, 2001

4.7	(1)	Amendment to Bylaws, dated November 12, 2003

4.3	(1)	Specimen Certificate representing shares of common stock (including legend under Amended and Restated Rights Agreement, dated as of July 26, 2001, between the Registrant and Mellon Investor Services LLC, as amended)

4.5	(2)	Amended and Restated Rights Agreement, dated as of July 26, 2001, between the Registrant and Mellon Investor Services LLC

4.6	(3)	Amendment No. 1 to Amended and Restated Rights Agreement, dated as of June 20, 2003, between the Registrant and Mellon Investor Services LLC

Exhibit Number		Description
4.6		Reference is made to Exhibits 4.1, 4.2, 4.3 and 4.4 for a description of the rights, preferences and privileges of the Registrant’s Series A preferred stock and Series X junior participating preferred stock

4.7		Form of rights certificate (attached as Exhibit B to the Amended and Restated Rights Agreement filed as Exhibit 4.5 hereto)

5.1		Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

23.1		Consent of Independent Registered Public Accounting Firm—PricewaterhouseCoopers LLP

23.2		Consent of Independent Registered Public Accounting Firm—KPMG LLP

23.3		Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)

24.1		Powers of Attorney (included in signature page to Registration Statement)

99.1	(4)	Biogen Idec Inc. 2005 Omnibus Equity Plan

99.2	(4)	Biogen Idec Inc. 1995 Employee Stock Purchase Plan, as amended and restated

(1)	Incorporated by reference to an exhibit filed with the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Commission on March 10, 2004.

(2)	Incorporated by reference to an exhibit filed with the Registrant’s Registration Statement on Form 8-A/A, dated July 26, 2001, filed with the Commission on July 27, 2001.

(3)	Incorporated by reference to an exhibit filed with the Registrant’s Current Report on Form 8-K filed with the Commission on June 23, 2003.

(4)	Incorporated by reference to an appendix filed with the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 15, 2005.
Item 9: Undertakings
(a) The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the

Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, State of Massachusetts on this 15th day of September, 2005.

BIOGEN IDEC INC.
By:	/s/ Peter N. Kellogg
Peter N. Kellogg
Executive Vice President, Finance and Chief Financial Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James C. Mullen and Peter N. Kellogg, and each of them individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-facts and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ James C. Mullen James C. Mullen	Chief Executive Officer, President and Director (Principal Executive Officer)	September 15, 2005
/s/ Peter N. Kellogg Peter N. Kellogg	Executive Vice President, Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 15, 2005
/s/ William H. Rastetter, Ph.D. William H. Rastetter, Ph.D.	Executive Chairman and Director	September 15, 2005
/s/ Alan Belzer Alan Belzer	Director	September 15, 2005
/s/ Lawrence C. Best Lawrence C. Best	Director	September 15, 2005

Signature	Title	Date
/s/ Alan B. Glassberg, M.D. Alan B. Glassberg, M.D.	Director	September 15, 2005
/s/ Mary L. Good, Ph.D. Mary L. Good, Ph.D.	Director	September 15, 2005
/s/ Thomas F. Keller, Ph.D. Thomas F. Keller, Ph.D.	Director	September 15, 2005
/s/ Robert W. Pangia Robert W. Pangia	Director	September 15, 2005
/s/ Bruce R. Ross Bruce R. Ross	Director	September 15, 2005
/s/ Lynn Schenk Lynn Schenk	Director	September 15, 2005
/s/ Phillip A. Sharp, Ph.D. Phillip A. Sharp, Ph.D.	Director	September 15, 2005
/s/ William D. Young William D. Young	Director	September 15, 2005

EXHIBIT INDEX

Exhibit Number		Description
4.1	(1)	Amended and Restated Certificate of Incorporation, dated December 1, 1999

4.2	(1)	Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated May 21, 2001

4.3	(1)	Certificate increasing the number of authorized shares of Series X junior participating preferred stock, dated July 26, 2001

4.4	(1)	Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated November 12, 2003

4.5	(1)	Bylaws

4.6	(1)	Amendment to Bylaws, dated December 21, 2001

4.7	(1)	Amendment to Bylaws, dated November 12, 2003

4.3	(1)	Specimen Certificate representing shares of common stock (including legend under Amended and Restated Rights Agreement, dated as of July 26, 2001, between the Registrant and Mellon Investor Services LLC, as amended)

4.5	(2)	Amended and Restated Rights Agreement, dated as of July 26, 2001, between the Registrant and Mellon Investor Services LLC

4.6	(3)	Amendment No. 1 to Amended and Restated Rights Agreement, dated as of June 20, 2003, between the Registrant and Mellon Investor Services LLC

4.6		Reference is made to Exhibits 4.1, 4.2, 4.3 and 4.4 for a description of the rights, preferences and privileges of the Registrant’s Series A preferred stock and Series X junior participating preferred stock

4.7		Form of rights certificate (attached as Exhibit B to the Amended and Restated Rights Agreement filed as Exhibit 4.5 hereto)

5.1		Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

23.1		Consent of Independent Registered Public Accounting Firm—PricewaterhouseCoopers LLP

23.2		Consent of Independent Registered Public Accounting Firm—KPMG LLP

23.3		Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)

24.1		Powers of Attorney (included in signature page to Registration Statement)

99.1	(4)	Biogen Idec Inc. 2005 Omnibus Equity Plan

99.2	(4)	Biogen Idec Inc. 1995 Employee Stock Purchase Plan, as amended and restated

(1)	Incorporated by reference to an exhibit filed with the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Commission on March 10, 2004.

(2)	Incorporated by reference to an exhibit filed with the Registrant’s Registration Statement on Form 8-A/A, dated July 26, 2001, filed with the Commission on July 27, 2001.

(3)	Incorporated by reference to an exhibit filed with the Registrant’s Current Report on Form 8-K filed with the Commission on June 23, 2003.

(4)	Incorporated by reference to an appendix filed with the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 15, 2005.